Exhibit 99.(a)(1)(i)

ABRDN JAPAN EQUITY FUND, INC.
c/o ABRDN INC.
1900 MARKET STREET, SUITE 200
PHILADELPHIA, PA 19103
(800) 522-5465

OFFER TO PURCHASE
FOR CASH UP TO 7,072,985 OF THE ISSUED AND OUTSTANDING SHARES OF
COMMON STOCK
OF
ABRDN JAPAN EQUITY FUND, INC.
AT 98% OF NET ASSET VALUE PER SHARE

THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME
ON SEPTEMBER 2, 2025, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER "CERTAIN CONDITIONS OF THE OFFER."

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Shareholders of abrdn Japan Equity Fund, Inc.:

abrdn Japan Equity Fund, Inc., a diversified closed-end management investment company incorporated under the laws of the state of Maryland (the "Fund"), is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, up to 7,072,985 (approximately 50%) of its issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"). As of July 25, 2025, 14,145,970 Shares were outstanding. The offer is to purchase Shares for cash (subject to any applicable withholding taxes and brokerage fees), subject to adjustment for fractional shares, at a price equal to 98% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the NYSE, the principal market on which the Shares are traded, on the business day immediately following the day the offer expires or, if the offer is extended, on the business day immediately following the day to which the offer is extended (the "Purchase Pricing Date"). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

The Offer will expire at 5:00 p.m., Eastern time on September 2, 2025, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case the Offer shall expire as so extended by the Fund (the "Expiration Date"). The Shares are traded on the NYSE under the symbol "JEQ". The NAV as of the close of the regular trading session of the NYSE on July 25, 2025 was $7.89 per Share and the last reported sale price on the NYSE on such date for a Share was $7.60. Until the Offer expires, NAV quotations can be obtained from EQ Fund Solutions, LLC (the "Information Agent") by calling (800) 284-7175 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).

IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THE OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. SHAREHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE OFFER. SHAREHOLDERS WISHING TO SELL SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER, IN LIGHT OF THE ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER TO PURCHASE, IS COST-EFFECTIVE VERSUS SELLING SHARES ON THE NYSE.

YOU MAY CHOOSE TO SELL YOUR SHARES ON THE NYSE AT THE PREVAILING MARKET PRICE (WHICH LIKELY WILL DIFFER FROM THE PURCHASE PRICE OF THE OFFER) AT ANY TIME.

The Fund will pay all administrative charges and expenses related to the Offer. The charges and expenses shall include legal, accounting, filing, printing, and those of the Information Agent and Computershare Trust Company, N.A. (the "Depositary") incurred in connection with the Offer. The date of this Offer to Purchase is August 1, 2025. The Fund mailed this Offer to Purchase and the accompanying Letter of Transmittal to shareholders on or about August 1, 2025.

SUMMARY TERM SHEET

This summary highlights important information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the Offer?

The Fund is offering to purchase up to 7,072,985 Shares of its common stock (or approximately 50% of the Fund's outstanding stock). The Fund will purchase Shares for cash at a price equal to 98% of the per Share NAV as of the close of the regular trading session of the NYSE on the business day immediately after the day the Offer expires. Unless extended, the Offer will expire at 5:00 p.m., Eastern time, on September 2, 2025. The Offer is subject to a number of conditions. (See Section 3.)

Will I have to pay anything to participate in the Offer?

The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to Fund shareholders, certain legal and filing fees, and fees and expenses of the Depositary and the Information Agent. The actual expense per Share tendered by you for purchase, including the expense of effecting the purchase, will depend on a number of factors, including the number of Shares you tender for purchase. Your broker, dealer or other financial intermediary may charge you a fee for processing your purchase request and sending the purchase request to the Depositary. (See Sections 1, 6 and 7.)

Why is the Fund making this Offer?

In March 2025, the Board of Directors (the "Board") approved the merger of the Fund into abrdn Global Infrastructure Income Fund ("ASGI" or the "Acquiring Fund") subject to the receipt of necessary shareholder approvals (the "Reorganization"). Contingent upon the approval of the proposed Reorganization by the Fund's shareholders, the Fund also announced the approval by the Board to undertake a cash tender offer.

On July 25, 2025 the shareholders of the Fund approved the Reorganization and, therefore, the Fund is making this Offer.

In making its decision regarding the Offer; the recommendation of the Investment Adviser (as defined below); potential costs of the Offer and the potential impact of the Offer on the Fund's asset size and expense ratio; the tax implications to the Fund and its shareholders of conducting the Offer; the opportunity for liquidity to participating shareholders provided by the Offer; and that the Offer could enable shareholders to tender a portion of their Shares at a price that is greater than what they could realize in the secondary market at that time. The Board also considered the specific terms of the Offer, including pricing.

After consideration of each of these factors, and to provide the Fund shareholders with a source of liquidity for their investments ahead of the Reorganization, the Board members, in the exercise of their business judgment, unanimously approved the Offer based on a determination that the Offer is in the best interests of the Fund and all of its shareholders.

When will the Offer expire, and may the Offer be extended?

The Offer will expire at 5:00 p.m., Eastern time on September 2, 2025, unless extended. The Fund may elect at any time to extend the Offer. If the Offer is extended, the Fund will issue a press release announcing the extension. (See Section 16.)

What is the NAV per Share as of a recent date?

As of July 25, 2025, the NAV per Share was $7.89 and the last reported sales price on the NYSE for a Share of the Fund's common stock was $7.60. (See Section 9 for more information regarding the trading range of Shares and the Fund's NAV per Share during the past four years.) Before the Offer expires, NAV quotations can be obtained from the Information Agent by calling (800)284-7175 between 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays). (See Section 1.)

Will the Fund's NAV per Share be higher or lower on the date that the price to be paid for purchased Shares is to be determined?

No one can accurately predict the Fund's NAV per Share at a future date. (See Section 8.)

i

How do I participate in the Offer?

To participate in the Offer, you must follow the procedures set forth in Section 4 and in the Letter of Transmittal that accompanies this Offer to Purchase. If your Shares are registered in your name, you should obtain the tender offer materials, including this Offer to Purchase and the related form of Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary in proper form before the Expiration Date (unless the Offer is extended by the Fund in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary. You must also submit required documentation to establish that you are not subject to U.S. federal income tax backup withholding as described in Section 14. Neither the Fund nor the Depositary is under any obligation to notify shareholders of any errors or incomplete information in their submissions. Any deficiencies in a shareholder's submission may result in the shareholder's Shares not being accepted for purchase and being returned to the shareholder following the expiration of the Offer. (See Section 4.)

Must I tender all of my Shares for purchase?

No. You may tender for purchase all or part of the Shares you own. (See Section 1.)

May I withdraw my Shares after I have tendered them for purchase and, if so, by when must I do so?

Yes, you may withdraw your Shares at any time prior to 5:00 p.m., Eastern time on September 2, 2025 or, if the Offer is extended, at any time prior to the new expiration time and date as extended. In order for your withdrawal to be effective, the Depositary must receive your notice of withdrawal prior to the expiration of the Offer at one of the addresses listed on the back cover of this Offer to Purchase. You may re-tender withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period. In addition, if the Fund has not accepted for payment Shares you tendered, you may withdraw your tendered Shares at any time until the earlier of September 2, 2025 or their acceptance for payment. (See Section 5.)

How do I withdraw previously tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary specifying the name of the participating shareholder, the number of Shares being withdrawn (which must be all of the Shares tendered) and, as to Share certificates representing tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different from the person that tendered the Shares. (See Section 5.)

May I place any conditions on my tender of Shares?

No. (See Section 4.)

What if more than 7,072,985 Shares are tendered and not timely withdrawn?

The Fund is offering to purchase up to 50% of its outstanding Shares that are properly tendered by Shareholders and not properly withdrawn (the "Offer Amount"). If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If the Shares are properly tendered and not withdrawn prior to the date the Offer expires exceeds the Offer Amount, the Fund will first purchase shares tendered by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Shares—"odd lot"—and who tenders all such shares, and then purchase the remaining Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Shares). Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date. shareholders cannot be assured that all of their tendered Shares will be repurchased. Shares tendered in the Offer that is not purchased because of proration will be returned at our expense to you or to other persons at your discretion.

If the Fund accepts my Shares for purchase, when will payment be made?

The Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. (See Section 6.)

Does the Fund have the financial resources to make payment?

Yes. To finance the purchase of tendered Shares, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. To the extent the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase Shares in the Offer, it may finance a portion of the Offer through the Fund's Prime Brokerage Agreement. (See Section 7.)

Is the purchase of my Shares in the Offer a taxable transaction?

It is anticipated that the purchase of Shares tendered by shareholders for cash will be a taxable transaction for U.S. federal income tax purposes. All U.S. shareholders (other than tax-exempt shareholders) who sell Shares in the tender offer are expected to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date the Fund accepts Shares for purchase.

Participating shareholders may also be subject to additional U.S. federal taxation under certain circumstances. See Section 14 for a general summary of the material U.S. federal income tax consequences of a purchase of Shares pursuant to the Offer and the differing rules for U.S. and non-U.S. shareholders. Please consult your tax adviser regarding your specific tax consequences, including potential state, local and foreign tax consequences. (See Section 14.)

Upon expiration of the Offer, will the Fund complete the Offer and purchase all Shares tendered up to the number of Shares tendered for?

Yes, unless any conditions described in Section 3 are not satisfied. However, if more than 7,072,985 Shares are duly tendered for purchase pursuant to the Offer (and not withdrawn as provided for in Section 5), the Fund, subject to the conditions described in Section 3, will purchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each participating shareholder. The Fund also has the right to amend or terminate the Offer prior to the time the Offer expires. (See Sections 3 and 16.)

Is there any reason Shares tendered for purchase would not be accepted?

In addition to those circumstances described under Section 3 in which the Fund is not required to purchase tendered Shares, the Fund reserves the right to reject any and all tendered Shares determined by the Fund not to have been tendered in the appropriate form. The Fund may reject tendered Shares if, for instance, the Letter of Transmittal does not include original signature(s) or the original of any required signature guarantee(s). (See Section 4.)

How will tendered Shares be accepted for purchase by the Fund?

Properly tendered Shares, up to the number offered, will be accepted for purchase by the Fund by a notice of acceptance to the Depositary, which will thereafter make payment as directed by the Fund with funds to be deposited with it by the Fund as soon as practicable after the expiration of the Offer. (See Section 4.)

What should I do if I decide not to tender my Shares for purchase?

Nothing. There are no actions that you need to take.

Does the Fund's management recommend that shareholders participate in the Offer, and will management participate in the Offer?

None of the Fund, the Board or the Investment Adviser (defined below) is making any recommendation to the Fund's shareholders regarding whether to tender Shares in the Offer. Directors of the Fund who own Shares may participate in the Offer.

Will there be additional opportunities to tender my Shares to the Fund?

No other purchase offers are presently contemplated except as described in Section 2.

How do I obtain more information?

Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to the Information Agent toll free at (800)284-7175. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders whose Shares are registered in the name of such a brokerage firm or other financial intermediary must contact that firm to instruct the firm to participate in the Offer on their behalf. Participating shareholders may be charged a fee by their brokerage firm or other financial intermediary for processing the documentation required to participate in the Offer on their behalf and may incur other expenses, including as described in this Offer to Purchase. The Fund reserves the absolute right to reject tenders determined not to be tendered in appropriate form. Transfer and delivery requirements are further detailed in the Letter of Transmittal. (See Sections 4 and 6.)

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION. NONE OF THE FUND, THE BOARD OF DIRECTORS (THE "BOARD") OR ABRDN INVESTMENTS LIMITED("ABRDN"), THE FUND'S INVESTMENT ADVISER (THE "INVESTMENT ADVISER"), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES FOR PURCHASE. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, THE BOARD OR THE INVESTMENT ADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES FOR PURCHASE PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED OR DESCRIBED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, THE BOARD OR THE INVESTMENT ADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES FOR PURCHASE IN THE OFFER.

THE FUND HAS FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO (TOGETHER WITH ALL EXHIBITS THERETO, "SCHEDULE TO") UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), RELATING TO THE OFFER.

The date of this Offer to Purchase is August 1, 2025.

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TABLE OF CONTENTS

1.	Price; Number of Shares	1
2.	Purpose of the Offer; Plans or Proposals of the Fund	1
3.	Certain Conditions of the Offer	2
4.	Procedures for Tendering Shares for Purchase	3
5.	Withdrawal Rights	6
6.	Payment for Shares	6
7.	Source and Amount of Consideration	7
8.	Effects of the Offer; Consequences of Participation	8
9.	Price Range of Shares; Dividends/Distributions	8
10.	Selected Financial Information	9
11.	Interests of Directors, Executive Officers and Certain Related Persons.	13
12.	Certain Information About the Fund.	14
13.	Additional Information.	14
14.	United States Federal Income Tax Consequences.	14
15.	Certain Legal Matters; Regulatory Approvals.	16
16.	Amendments; Extension of Purchase Period; Termination.	17
17.	Miscellaneous.	18

1.  Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for payment, and purchase for cash, an aggregate amount of up to 7,072,985 of its Shares that are properly tendered and not timely withdrawn in accordance with Section 5 prior to the Expiration Date. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. (See Sections 3 and 17.) The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. (See Section 3.) The purchase price of the Shares will be 98% of their NAV per Share determined as of the close of the regular trading session of the NYSE on the Purchase Pricing Date. The Fund will not pay interest on the purchase price under any circumstances.

The NAV as of the close of the regular trading session of the NYSE on July 25, 2025 was $7.89 per Share and the last reported sale price of a Share on the NYSE on such date was $7.60 representing a discount of 3.68% to NAV. Prior to 5:00 p.m., Eastern time, on the Expiration Date, NAV quotations can be obtained from the Information Agent by calling (800)284-7175 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays). Shareholders who do not own Shares directly should obtain this information from their broker, dealer, commercial bank, trust company or other nominee, as appropriate. The Fund advises you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Shares.

If a shareholder owns in the aggregate of not more than 99 Shares (i.e., an "odd lot") and tenders all his or her Shares, and so certifies in the Letter of Transmittal (directly, or indirectly through his or her broker) and, if applicable, in the Notice of Guaranteed Delivery, all such Shares tendered will be accepted and will not be taken into account in prorating the remaining Shares.

If more than 7,072,985 Shares are duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 5), the Fund will purchase the Offer Amount on a pro rata basis (after taking into account "odd lots" as explained below and disregarding fractions) based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder. The Fund does not intend to increase the number of Shares offered for purchase, even if more than 7,072,985 Shares are tendered by all shareholders in the aggregate.

On July25, 2025, there were 14,145,970 Shares issued and outstanding, and there were approximately 68 registered holders of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Shares as nominees on behalf of multiple beneficial owners.

2.  Purpose of the Offer; Plans or Proposals of the Fund.

In March 2025, the Board of Directors (the "Board") approved the merger of the Fund into abrdn Global Infrastructure Income Fund ("ASGI" or the "Acquiring Fund") subject to the receipt of necessary shareholder approvals (the "Reorganization"). Contingent upon the approval of the proposed Reorganization by the Fund's shareholders, the Fund also announced the approval by the Board to undertake a cash tender offer.

On July 25, 2025 the shareholders of the Fund approved the Reorganization and, therefore, the Fund is making this Offer.

In making its decision regarding the Offer; the recommendation of the Investment Adviser (as defined below); potential costs of the Offer and the potential impact of the Offer on the Fund's asset size and expense ratio; the tax implications to the Fund and its shareholders of conducting the Offer; the opportunity for liquidity to participating shareholders provided by the Offer; and that the Offer could enable shareholders to tender a portion of their Shares at a price that is greater than what they could realize in the secondary market at that time. The Board also considered the specific terms of the Offer, including pricing.

After consideration of each of these factors, and to provide the Fund shareholders with a source of liquidity for their investments ahead of the Reorganization, the Board members, in the exercise of their business judgment, unanimously approved the Offer based on a determination that the Offer is in the best interests of the Fund and all of its shareholders.

There can be no assurance that this Offer or any other actions taken by the Board will reduce or eliminate any market price discount from NAV of the Shares. The market price of the Shares will also be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund's investment performance, the Fund's dividends and yield, and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives.

Any Shares purchased by the Fund pursuant to the Offer will become available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

No other purchase offers, except those discussed above, are presently contemplated, but the Board reserves the right to conduct purchase offers in the future.

Except as set forth above, the Fund plans to complete the Reorganization into ASGI following the completion of this Offer as approved by the Fund's shareholders on July 25, 2025.

3.  Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund's right to extend, amend, or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Shares, if:

(a)  the Fund is not able to liquidate portfolio securities for purposes of conducting the Offer in an orderly manner and consistent with the Fund's investment objective, policies and status as a regulated investment company under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), in order to provide sufficient consideration to purchase Shares tendered pursuant to the Offer;

(b)  there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely effects the Offer or the Fund;

(c)  there shall have occurred: (i) any general suspension of trading in or limitation on prices for securities on the New York Stock Exchange, NYSE American, or any other exchange on which the Shares or portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal, state or local authorities or any governmental authority of any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund or the issuers of its portfolio securities that is imposed by U.S. federal, state or local authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, terrorist action or any other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Fund; or (v) any other event or condition which, in the Board's judgment, would have a material adverse effect on the Fund or its shareholders if the Offer were consummated; or

(d)  the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board's fiduciary duty owed to the Fund or its shareholders.

The Board may modify these conditions in accordance with Section 17 below, subject to applicable legal and regulatory requirements. The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. (See Section 16.)

The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

4.  Procedures for Tendering Shares for Purchase.

A.  Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and must either: (a) cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date; or (b) (in lieu of the delivery of such Share certificates prior to the Expiration Date) such shareholder must comply with the guaranteed delivery procedures set forth below. LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING TENDERED SHARES SHOULD NOT BE SENT OR DELIVERED TO THE FUND. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf. Shareholders who do not hold Shares through a broker, dealer, commercial bank, trust company or other nominee may wish to contact one of these entities, deposit their Shares with it and seek its assistance in submitting the Letter of Transmittal and other documents required for participation in the Offer.

The required transfer and delivery requirements are described in further detail in the Letter of Transmittal.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of purchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the purchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to purchase on behalf of another person.

The acceptance of Shares by the Fund for purchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder's representation that the shareholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

B.  Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depositary Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled "Special Transfer Instructions" or the box entitled "Special Mailing Instructions" in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP) (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered for purchase without any alteration, enlargement or any change whatsoever.

If any of the Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares tendered for purchase or stock powers relating to Shares tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. (See subsection D of this Section 4.)

C.  Book-Entry Delivery. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares in accordance with DTC's procedures. However, although delivery of Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal (or a copy thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase, or the participating shareholder must comply with the guaranteed delivery procedures described below.

The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

D.  Guaranteed Delivery. Notwithstanding the foregoing, if a shareholder desires to tender Shares for purchase pursuant to the Offer and the certificates for the Shares to be tendered for purchase are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder's Shares nevertheless may be tendered, provided that all of the following conditions are satisfied: (a) the tender for purchase is made by or through an Eligible Institution; (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to the Expiration Date; and (c) the certificates for all such tendered Shares, in proper form for transfer, or a Book- Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time on the next NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by email or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered for purchase within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE PARTICIPATING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Shareholders have the responsibility to cause (a) the tender of their Shares for purchase (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (including original signature(s) and the original of any required signature guarantee(s)) or Agent's Message; and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

Notwithstanding any other provision hereof, payment for Shares accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal.

E.  Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law, to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

NONE OF THE FUND, THE BOARD, THE INVESTMENT MANAGER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THE FOREGOING PERSONS WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

F.  United States Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 24% of the gross payments made pursuant to the offer to any U.S. Shareholder (as defined below) that is not a tax-exempt person unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. FAILURE OF A U.S. SHAREHOLDER TO PROVIDE THE DEPOSITARY WITH A COMPLETED AND SIGNED FORM W-9 WILL RESULT IN A DEFECTIVE SUBMISSION, AND THE FUND WILL BE UNABLE TO PURCHASE SUCH SHAREHOLDER'S SHARES. A "U.S. Shareholder" is a "U.S. person" within the meaning of the Code. In general, a "U.S. Shareholder" is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid the possibility of withholding of U.S. federal income taxes, participating Non-U.S. Shareholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. FAILURE TO PROVIDE THE DEPOSITARY WITH THE APPROPRIATE FORM W-8 WILL RESULT IN A DEFECTIVE SUBMISSION AND THE FUND WILL BE UNABLE TO PURCHASE THE PARTICIPATING NON-U.S. SHAREHOLDER'S SHARES. For this purpose, a "Non-U.S. Shareholder" is any shareholder that is not a "U.S. person" within the meaning of the Code. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

FAILURE OF A PARTICIPATING SHAREHOLDER TO SUBMIT THE DOCUMENTATION DESCRIBED ABOVE WILL RESULT IN AN INVALID SUBMISSION OF SHARES FOR PARTICIPATION IN THE OFFER AND, ACCORDINGLY, SUCH SHAREHOLDER'S TENDERED SHARES WILL NOT BE ACCEPTED FOR PURCHASE.

5.  Withdrawal Rights.

At any time prior to the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time prior to the earlier of (i) the time of such acceptance or (ii) September 2, 2025, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.

To be effective, a written notice of withdrawal of Shares tendered for purchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name(s) of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 4 prior to the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

NONE OF THE FUND, THE BOARD, THE INVESTMENT MANAGER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

6.  Payment for Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment any purchased Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 5) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date.

Properly tendered Shares accepted by the Fund for purchase will be cancelled as soon as practicable after the Expiration Date. The Fund will not pay interest on the purchase price for this or any other reason.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)  a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent's Message in connection with a book-entry transfer;

(b)  a certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedure set forth in Section 4; and

(c)  all other documents required by the Letter of Transmittal.

If more than the Offer Amount for the Fund is validly tendered and not withdrawn prior to the Expiration Date, the Fund will accept for payment and pay for only the Offer Amount on a pro rata basis (after taking into account "odd lots" as explained in Section 1 "Terms of the Offer; Expiration Date" above and with appropriate adjustment to avoid purchase of fractional 12 shares of Common Stock) based on the number of shares of common stock properly tendered by each Stockholder prior to or on the Expiration Date and not withdrawn. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker or other Nominee Holder. Unless otherwise indicated on the Letter of Transmittal, any properly tendered Common Stock that is not accepted for payment and paid for because of proration will be returned at our expense to you or to other persons at your discretion

The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to shareholders, certain legal and filing fees and the fees and expenses of the Depositary and the Information Agent. Brokers, dealers or other institutions also may charge fees to a participating shareholder for processing a purchase request and sending it to the Depositary.

Certificates representing Shares tendered but not purchased will be returned promptly in uncertificated (or book-entry) form following the termination, expiration or withdrawal of the Offer, without further expense to the participating shareholder. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain conditions. (See Section 3.)

In order to tender validly Shares for purchase pursuant to the Offer, participating shareholders must complete and sign the appropriate IRS Form W-8 or IRS Form W-9, as applicable, and provide such form to the Depositary together with the Letter of Transmittal. Failure of a participating shareholder to do so will result in a defective submission and the Fund will not purchase such shareholder's Shares (See Section 4.F.).

7.  Source and Amount of Consideration.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share on the Purchase Pricing Date. If the NAV per Share on the Purchase Pricing Date were $7.89, which was the NAV per Share on July 25, 2025, and if shareholders tendered all Shares offered for purchase pursuant to the Offer, payments by the Fund to the participating shareholders would be approximately $54,689,735 (based on a price per Share of $7.73, which is approximately 98% of the NAV as of the close of the regular trading session of the NYSE on July 25, 2025).

To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by the Investment Manager, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. To the extent the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase Shares in the Offer, it may finance a portion of the Offer through a revolving credit facility.

Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents. As of July 25, 2025, approximately 99% of the Fund's assets were invested in Japanese equity securities. The balance of the Fund's assets were invested in cash and cash equivalents.

Under some market circumstances, it may be necessary for the Fund to raise cash by liquidating portfolio securities in a manner that could reduce the market value of such securities and, thus, reduce both the NAV of the Shares and the proceeds from the sale of such securities. Liquidating portfolio securities, if necessary, may also lead to the premature disposition of portfolio investments and additional transaction and tax costs. Depending upon the timing of such sales, any such decline in NAV per Share may adversely affect any tendering shareholders whose Shares are accepted for purchase by the Fund, as well as those shareholders who do not sell Shares pursuant to the Offer. Shareholders who retain their Shares may be subject to certain other effects of the Offer. See Section 14.

8.  Effects of the Offer; Consequences of Participation.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR PARTICIPATING AND NON-PARTICIPATING SHAREHOLDERS. PLEASE SEE BELOW.

A.  Effects on Value of Portfolio Securities. The Fund's investments may decrease in value following the Offer, depending on the level of participation in the Offer. The sale by the Fund of portfolio securities to raise cash to finance the Offer may cause the market prices of portfolio securities being sold to decline and hence the Fund's NAV may decline. If any such decline occurs, the Fund cannot predict what the magnitude would be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Purchase Pricing Date, if such a decline continued through the Purchase Pricing Date, the consideration received by tendering shareholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses and may also require the Fund to make additional taxable distributions to shareholders. Moreover, the Fund may receive proceeds from the sale of portfolio securities (for purposes of financing the Offer) less than valuations assigned to such securities by the Fund. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering shareholders whose Shares are accepted for purchase by the Fund, as well as those shareholders who do not sell Shares pursuant to the Offer, thereby reducing the amount of proceeds received by tendering shareholders and the NAV per Share for non-tendering shareholders.

B.  Effects on the Fund. The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating shareholders and reducing the NAV per Share of the Fund. This reduction in the NAV per Share of the Fund will likely cause the ratio of the Fund's expenses to its NAV per Share to increase. Additionally, a reduction in the number of Shares issued and outstanding may reduce the liquidity and the depth of the trading market for Shares.

C.  Tax Consequences of Participating Shareholders. The purchase of Shares tendered by participating U.S. Shareholders of Shares for cash pursuant to the Offer will generally have U.S. federal income tax consequences. In addition, non-participating shareholders may also be subject to certain U.S. tax consequences. See Section 14.

9.  Price Range of Shares; Dividends/Distributions.

The following table sets forth, for the periods indicated, the high and low NAVs per Share of the Fund and the high and low closing sale prices per Share of the Fund as reported on the NYSE, and the amounts of cash dividends/distributions per Share of the Fund paid during such periods.

	Net Asset Value		Market Price		Dividends/
Period Ended	High	Low	High	Low	Distributions
30-Jun-25	$7.86	$6.01	$7.54	$5.71	n/a
31- Mar-25	$7.13	$6.67	$6.75	$5.61	$0.24
31-Dec-24	$7.37	$6.82	$6.29	$5.68	n/a
30-Sep-24	$7.59	$6.47	$6.25	$5.45	$0.12
30-Jun-24	$7.37	$6.82	$6.17	$5.64	$0.12
31-Mar-24	$7.53	$6.67	$6.34	$5.66	$0.21
31-Dec-23	$6.83	$5.91	$5.80	$5.07	n/a
30-Sep-23	$7.00	$6.30	$6.10	$5.34	$0.11
30-Jun-23	$7.17	$6.39	$6.27	$5.31	$0.10
31-Mar-23	$6.76	$6.08	$5.73	$5.22	$0.10

As of the close of business on July 25, 2025, the Fund's NAV was $7.89 per Share, and the high, low and closing prices per Share on the NYSE on that date were $7.60 (H), $7.51 (L) and $7.60 (C), respectively. Prior to the expiration of the Offer, daily NAV quotations for the Fund can be obtained in the manner indicated in Section 1.

The tender of Shares, unless and until such tendered Shares are accepted for purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

10.  Selected Financial Information.

The tables below are intended to help you understand the financial performance of the Fund. This information has been derived from audited financial statements of the Fund, which are incorporated herein by reference and included in the Fund's 2024 annual report to shareholders. The annual and semi-annual reports of the Fund may be obtained without charge by emailing Investor.Relations@aberdeenplc.com, by calling 1-800-522-5465 or on the Internet at www.sec.gov or at https://www.aberdeeninvestments.com/en-us/investor/investment-solutions/closed-end-funds.

FINANCIAL HIGHLIGHTS OF THE FUND

The following table includes per-Share performance data for a Share of the Fund, total investment return, ratios of expenses and net investment income or loss to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for Shares of the Fund.

	April 30, 2025	October 31, 2024	April 30, 2024		October 31, 2023
Per Share Operating Performance(a):
Net asset value, beginning of year	$6.96	$6.05	$6.05		$6.02
Net investment income	0.04	0.06	0.03		0.05
Net realized and unrealized gains/ (losses) on investments and foreign currency transactions	0.47	1.32	1.14		0.41
Total from investment operations	0.51	1.38	1.17		0.46
Distributions from:
Net investment income	(0.23)	(0.07)	(0.21)		(0.06)
Net realized gains	—	—	—		—
Return of capital	—	(0.38)	—		(0.35)
Total distributions	(0.23)	(0.45)	(0.21)		(0.41)
Capital stock Transactions:
Impact of stock distribution	(0.01)	(0.02)	(0.01)		(0.02)
Net asset value, end of period	$7.23	$6.96	$7.00		$6.05
Market price, end of period	$6.72	$5.81	$5.86		$5.07
Total Investment Return Based on(b):
Market price	19.98%	23.62%	19.74%		3.09%
Net asset value	7.76%	24.10%	19.87%		8.10%
Ratio to Average Net Assets Applicable to Common Shareholders/ Supplementary Data:
Net assets applicable to common shareholders, end of year (000 omitted)	$102,326	$97,399	$96,971		$83,094
Average net assets applicable to common shareholders (000 omitted)	$97,206	$97,451	$95,505		$88,898
Gross operating expenses	1.16%	1.10%	1.19	%(c)	1.29%
Net operating expenses, net of fee waivers	1.16%	1.10%	1.20	%(c)	1.27%
Net operating expenses, net of fee waivers - excluding interest expense	1.04%	1.01%	1.10	%(c)	1.18%
Net investment income	1.28%	0.87%	0.74	%(c)	0.70%
Portfolio turnover	23%	45%	22	%(e)	54%
Line of credit payable outstanding (000 omitted)	$10,656	$9,979	$9,659		$10,037
Asset coverage ratio on line of credit payable at period end(d)	1,060%	1,076%	1,104%		928%
Asset coverage per $1,000 on line of credit payable at period end	$10,602	$10,761	$11,039		$9,279

(a)  Based on average shares outstanding.

(b)  Total investment return based on market value is calculated assuming that shares of the Fund's common stock were purchased at the closing market price as of the beginning of the period, dividends, capital gains, and other distributions were reinvested as provided for in the Fund's dividend reinvestment plan and then sold at the closing market price per share on the last day of the period. The computation does not reflect any sales commission investors may incur in purchasing or selling shares of the Fund.

The total investment return based on the net asset value is similarly computed except that the Fund's net asset value is substituted for the closing market value.

(c)  Annualized.

(d)  Asset coverage ratio is calculated by dividing net assets as of each fiscal period end plus the amount of any borrowings for investment purposes outstanding as of each fiscal period end by the amount of any borrowings as of each fiscal period end, and then multiplying by $1,000.

(e)  Not annualized.

SUMMARY OF SELECTED FINANCIAL INFORMATION OF THE FUND
For the Periods Indicated Below

STATEMENT OF OPERATIONS

	For the Year Ended October 31, 2024	For the Year Ended October 31, 2023
Investment Income:
Dividends and other income (net foreign withholding taxes of $212,961 and $194,916, respectively)	$1,919,471	$1,759,042
Total Investment Income	1,191,471	1,759,042
Expenses:
Investment management fee	355,165	339,696
Directors' fees and expenses	187,940	164,013
Administration fee	77,961	71,119
Independent auditors' fee and tax expenses	65,411	62,610
Investor relations fees and expenses	48,580	57,696
Legal fees and expenses	45,575	137,570
Transfer agent's fees and expenses	35,374	53,429
Custodian's fees and expenses	30,968	38,916
Reports to shareholders and proxy solicitation	30,387	31,268
Insurance expense	27,442	36,242
NYSE listing fee	26,250	26,239
Miscellaneous	50,460	41,945
Total operating expenses, excluding interest expense	981,513	1,060,740
Interest expenses	92,611	85,952
Total operating expenses before reimbursed/waiver expenses	1,074,124	1,146,692
Less: Investor relations fee waiver	—	(13,246)
Net operating expenses	1,074,124	1,133,446
Net investment income	845,347	625,595
Net Realized/Unrealized Gain/(Loss) from Investments and Foreign Currency Related Transactions:
Net realized gain/(loss) from:
Investment transactions	3,992,890	(8,446,641)
Foreign currency transactions	73,699	10,780
	4,066,589	(8,435,861)
Net change in unrealized appreciation/(depreciation) on:
Investment transactions	13,987,539	13,725,555
Foreign currency transactions	26,421	210,148
	14,013,960	13,935,703
Net realized and unrealized gain from investments and foreign currencies	18,080,549	5,499,842
Change in net assets resulting from operations:	$18,925,895	$6,125,438

Interests of Directors, Executive Officers and Certain Related Persons.

Beneficial Ownership of Directors and Officers

Information, as of particular dates, concerning the Fund's directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund's shareholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of October 31, 2024.

Name and Position(1)	Number of Shares	Beneficially Owned
Radhika Ajmera, Director	3,431	0.02%
Anthony Clark, Director	1,692	0.01%
Rose DiMartino, Director	1,000	0.01%
Alan Goodson, Director	0	—
C. William Maher, Director	1,000	0.01%
Hisashi Arakawa, Vice President	0	—
Katie Gebauer, Vice President	0	—
Heather Hasson, Vice President	0	—
Robert Hepp, Vice President	0	—
Andrew Kim, Vice President	0	—
Michael Marsico, Vice President	0	—
Christian Pittard, Vice President	0	—
Kolotioloma Silue, Vice President	0	—
Lucia Sitar, Vice President	0	—
Michael Taggart, Vice President	0	—
Joseph Andolina, Chief compliance Officer and Vice President Compliance	0	—
Sharon Ferrari, Treasurer & Vice President	0	—
Megan Kennedy, Secretary& Vice President	0	—

(1)  The business address and telephone number of each named director and executive officer is c/o abrdn Japan Equity Fund, Inc., 1900 Market Street, Suite 200, Philadelphia, PA 19103 (telephone number (215) 405-5700).

Neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or officers, or associates of any of the foregoing, has effected any transaction in the Shares, except for dividend reinvestments, during the past 60 days. Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, directors, controlling persons or subsidiaries.

Based upon information provided or available to the Fund, no officer or affiliate of the Fund intends to tender Shares for purchase pursuant to the Offer. Directors of the Fund who own Shares may participate in the Offer.

Open Market Repurchase Program

The Board had previously authorized, but did not require, Fund management to make open market purchases from time to time in an amount up to 10% of the Fund's outstanding shares, in accordance with Rule 10b-18 under the Exchange Act and other applicable federal securities laws. Such purchases may be made when, in the reasonable judgment of Fund management, such repurchases may enhance shareholder value. During the fiscal years ended October 31, 2024 and October 31, 2023, the Fund did not repurchase shares through this program.

11.  Certain Information About the Fund.

The Fund is a Maryland corporation with its principal executive offices located at 1900 Market Street, Suite 200, Philadelphia, PA 19103 (telephone number (215) 405-5700). The Fund is a closed-end fund. The Fund commenced operations on July 24, 1992. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder. The Fund's investment objective is to outperform over the long term, on a total return basis (including appreciation and dividends), the Tokyo Stock Price Index ("TOPIX"), a composite market-capitalization weighted index of all common stocks listed on the First Section of the Tokyo Stock Exchange ("TSE").

The Investment Manager is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and regulated in the United Kingdom by the Financial Services Authority. The Fund has entered into a management agreement with abrdn Asia Limited ("aAL" or the "Investment Manager") pursuant to which aAL provides investment advisory and portfolio management services to the Fund and is responsible for its overall management. The Investment Manager's principal business address is #23-04 Marina One East Tower, Singapore 018936.

aAL is a direct wholly owned subsidiary of Aberdeen Group plc ("Aberdeen plc").

As of July 25, 2025, to the knowledge of the Fund based on public filings, no person beneficially owned more than 5% of the voting securities of any class of securities of the Fund, except for the following:

Shareholder Name & Address	Class of Shares	Share Holdings	Percentage Owned
CSS LLC/IF 1 Noth Wacker Drive, Suite 3075 Chicago, Illinois 60606	Common Stock	736,731	5.2%
Saba Capital Management, L.P. 405 Lexington Avenue, 58th Floor New York, NY 10174	Common Stock	1,5.08,233	10.8%
Lazard Asset Management LLC 30 Rockefelllar Plaza New York, NY 10112	Common Stock	1.619.575	11.5%
Allspring Global Investments Holdings, LLC 145 Vantage Park Drive Charolette, NC 28203``	Common Stock	2,135,098	15.09%
1607 Capital Partners 13 S. 13th Street, Suite 400 Richmand, VA 23219	Common Stock	2,685,181	18.98%

During the past sixty (60) days, the Fund has not issued any Shares to the Investment Manager, Directors or officers of the Fund. Except as previously disclosed in the Fund's filings with the SEC, there have been no other transactions in Shares effected during the past sixty (60) days by the Fund, the Investment Manager, or any Director or executive officer of the Fund, or any person controlling the Fund or the Investment Adviser.

12.  Additional Information.

The Fund has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Fund's filings are also available to the public on the Commission's website at www.sec.gov.

13.  United States Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences to participating shareholders. The U.S. federal income tax consequences of participation in the Offer can vary depending on a shareholder's circumstances. Shareholders should consult their own tax advisers with respect to the tax consequences of a purchase of Shares pursuant to the Offer, including the application of foreign, state and local income tax laws.

A.  U.S. Shareholders. It is anticipated that shareholders (other than tax-exempt persons) who are citizens and/or residents of the U.S., corporations or partnerships (or certain other entities that are treated as corporations or partnerships for United States federal income tax purposes) created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of the source of such income, and trusts if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust ("U.S. Shareholders"), and who sell Shares pursuant to the Offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive pursuant to the Offer and their adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the tendering U.S. Shareholder at the time of sale as capital assets and will be treated as either long-term or short-term if the Shares have been held at that time for more than one year or for one year or less, respectively. Any such long-term capital gain realized by a non-corporate U.S. Shareholder will be taxed at a maximum rate of 20%. This U.S. federal income tax treatment, however, is based on the assumption that not all shareholders will tender their Shares pursuant to the Offer and that the continuing ownership interest in the Fund of each tendering shareholder (including Shares constructively owned by such tendering shareholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the sale as a sale rather than a distribution for U.S. federal income tax purposes. It is therefore possible that the cash received for the Shares purchased by the Fund would be taxable as a distribution by the Fund, rather than as a gain from the sale of the Shares. In that event, the cash received by a U.S. Shareholder will be taxable as a dividend (i.e., as ordinary income) to the extent of the U.S. Shareholder's allocable share of the Fund's current or accumulated earnings and profits, with any excess of the cash received over the portion so taxable as a dividend constituting a non-taxable return of capital to the extent of the U.S. Shareholder's tax basis in the Shares sold and with any remaining excess of such cash being treated as either long-term or short-term capital gain from the sale of the Shares (if the Shares are held as capital assets) depending on how long they were held by the U.S. Shareholder. If cash received by a U.S. Shareholder is taxable as a dividend, the shareholder's tax basis in the purchased Shares will be added to the tax basis of the remaining Shares held by the shareholder. A portion of the amount that is treated as a dividend may qualify for the corporate dividends-received deduction (for corporate shareholders) or as "qualified dividend income" (for certain non-corporate shareholders), depending on the sources of the Fund's income. In addition, if a tender of Shares is treated as a distribution to a tendering shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering shareholder whose proportionate interest in the Fund has been increased by such tender.

Certain individuals, estates and trusts are generally subject to a 3.8% Medicare contribution tax on their net investment income if their income exceeds certain threshold amounts. For these purposes, "net investment income" generally includes, among other things, (i) distributions paid by the Fund of net investment income and capital gains, and (ii) any net gain from the sale, exchange or other taxable disposition of Shares of the Fund.

i. Characterization of the Purchase as a Sale or Exchange. For U.S. federal income tax purposes, a purchase of Shares pursuant to the Offer will be treated as a taxable sale or exchange of the Shares if, after the application of certain constructive ownership rules, the tender completely terminates the shareholder's interest in the Fund, is treated as a distribution that is "substantially disproportionate" or is treated as a distribution that is "not essentially equivalent to a dividend." For this purpose, a "substantially disproportionate" purchase is one that reduces the shareholder's percentage voting interest in the Fund by more than 20% and after which the shareholder owns a less-than-50% voting interest in the Fund. Also for this purpose, a purchase is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of a shareholder's percentage interest in the Fund. Whether a reduction is "meaningful" depends on a shareholder's particular facts and circumstances. If the transaction is treated as a sale or exchange for tax purposes, the difference between (i) the sum of the value of any cash received and (ii) the participating shareholder's basis in the Shares purchased will be taxed as a capital gain or loss by shareholders who hold their Shares as a capital asset and as a long-term capital gain or loss if such Shares have been held for more than one year. All or a portion of any loss realized upon a taxable disposition of Shares will be disallowed if other Shares of the Fund are purchased 30 days before or after the disposition. In such a case, the basis of the newly purchased Shares will be adjusted to reflect the disallowed loss.

ii. Possible Characterization of the Purchase as a Distribution to Both Participating and Non- Participating Shareholders. If a purchase of Shares does not qualify for sale or exchange treatment, the proceeds received by a shareholder may be taxed as a dividend to the extent of the tendering shareholder's allocable share of the Fund's earnings and profits, and thereafter as a nontaxable return of capital to the extent of the shareholder's basis in the Shares. Any proceeds in excess of the shareholder's basis in the Shares will be taxable as capital gain. In addition, if any amounts received are treated as a dividend to participating shareholders, there is a risk that both the non-participating and the participating shareholders whose percentage interests in the Fund increase may be considered to have a deemed distribution to the extent that their proportionate interests in the Fund increase as a result of the purchase, and all or a portion of that deemed distribution may be taxable as a dividend (with the same treatment to the extent of the Fund's earnings and profits and the shareholder's basis in the Shares, as described above). Such dividend treatment will not apply, however, if the tender is treated as an "isolated redemption" within the meaning of the Treasury regulations.

Under the "wash sale" rules under the Code, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. Shareholder acquires Shares within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

B.  Non-U.S. Shareholders. The U.S. federal income taxation of a Non-U.S. Shareholder (i.e., any shareholder that is not a U.S. Shareholder as defined above) on a sale of Shares pursuant to the Offer depends on whether such transaction is "effectively connected" with a trade or business carried on in the U.S. by the Non-U.S. Shareholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected and if, as anticipated for most U.S. Shareholders, it gives rise to taxable gain or loss, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. withholding tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, the cash received by a tendering Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected income, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder.

C.  Backup Withholding. Backup withholding tax at a rate of 24% may be imposed on the gross proceeds paid to a participating shareholder if that shareholder fails to properly furnish the Fund with a correct taxpayer identification number, has underreported dividend or interest income or fails to certify to the Fund that he is not subject to such withholding. In order to avoid the need for backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed IRS Form W-9. Participating Non-U.S. Shareholders are required to provide the Depositary with a properly completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. Failure to provide the Depositary with the appropriate completed and signed form will result in a defective submission, and the Fund will be unable to purchase such shareholder's Shares. A Form W-8BEN and a Form W-9 are provided with the Letter of Transmittal for shareholders. Other types of Form W-8 can be found on the IRS website at http://www.irs.gov/formspubs/index.html.

14.  Certain Legal Matters; Regulatory Approvals.

The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. The Fund believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations. Additionally, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and related rules, certain transactions may not be consummated without satisfying certain notice and waiting period requirements. The Fund believes that notice under the HSR Act is not required by it for the Offer. To the best of the Fund's knowledge, there are no material pending legal proceedings relating to the Offer. Furthermore, the Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer and that is not described herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action would be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in material adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 3 above.

15.  Amendments; Extension of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3 above, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. (See Section 5.)

Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for, any Shares upon the occurrence of any of the conditions specified in Section 3 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and filing such release with the Commission.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional purchase offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer's soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

16.  Miscellaneous.

The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Certified Mail:	By Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions COY: JEQ P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions COY: JEQ 150 Royall Street Suite V Canton, MA 02021

Questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

EQ Fund Solutions, LLC

28 Liberty Street

53rd Floor

New York, NY 10005 Toll Free: (800) 284-7175

ABRDN JAPAN EQUITY FUND, INC.

August 1, 2025